UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

                        NOTIFICATION OF LATE FILING

                      Commission File Numbers: 0-23812

(Check One):
     [ ] Form 10-K and [X] Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 11-K [ ] Form 10-Q and Form 10-QSB [ ] Form N-SAR

                   For the Period Ended December 31, 2002

                    [ ]  Transition Report on Form 10-K
                    [ ]  Transition Report on Form 20-F
                    [ ]  Transition Report on Form 11-K
                    [ ]  Transition Report on Form 10-Q
                    [ ]  Transition Report on Form N-SAR

                      For the Transition Period Ended:

___________________________________________________________________________

         NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE
          COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN
___________________________________________________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
___________________________________________________________________________

                      PART I - REGISTRANT INFORMATION
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                     Advanced Recycling Sciences, Inc.
___________________________________________________________________________
                          Full Name of Registrant

                                    N/A
___________________________________________________________________________
                         Former Name if Applicable

              University Towers, 4199 Campus Drive, Suite 550

___________________________________________________________________________
              Address of Principal Office (Street and Number)

                          Irvine, California 92612
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                          City, State and Zip Code


                    PART II - - RULES 12b25 (b) and (c)

If the subject report could not be filed without reasonable effort or expense and Advanced Recycling Sciences, Inc. seeks relief pursuant to Rule 12b25 (b) the following should be completed. (Check box if appropriate).

     [ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [x] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ]  (c)  The accountant's statement or other exhibit required by Rule
               12b-25 (c) has been attached if applicable.

                           PART III - - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED).

Advanced Recycling Sciences, Inc. has been unable to complete the preparation of its financial statements due to delays in gathering information required to complete the preparation of financial statements.

                       PART IV - - OTHER INFORMATION

1. Name and telephone number of persons to contact in regard to this notification.

     Richard T. Ludlow        (801)                    355-1341
     -------------------      ------------        --------------------
          (Name)              (Area Code)         (Telephone Number)

2. Have all other periodic reports required under Section 13 or 15 (d) of the Securities and Exchange Act of 1934 or Section 30 of the
     Investment Company Act of 1940 during the preceding 12 months or for such shorter period that Advanced Recycling Sciences, Inc. was required to file such report be filed? If answer is no, identify report(s).
               [X]  Yes       [ ]  No

3. Is it anticipated that any significant change in results or operations form the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

               [ ]  Yes       [X]  No

If so attach an explanation of the anticipated change, both narratively and quantitatively, and, if separate, state the reasons why a reasonable estimate of the results cannot be made.

                     Advanced Recycling Sciences, Inc.
                (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 1, 2003      By:  /S/ Ehrenfried Liebich
                              ________________________________________
                              Ehrenfried Liebich, Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of Advanced Recycling Sciences, Inc. or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of Advanced Recycling Sciences, Inc. by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of Advanced Recycling Sciences, Inc. shall be filed with the form.

                                 ATTENTION

___________________________________________________________________________

      INTENTIONAL MISSTATEMENTS OR OMISSION OF FACT CONSTITUTE FEDERAL
                  CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

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